UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2007

First Century Bancorp.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

001- 16413	58- 2554464
(Commission File Number)	(IRS Employer Identification No.)

807 Dorsey Street, Gainesville, Georgia (Address of principal executive offices)	3 0501 (Zip Code)

   (770) 297-8060
 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
               (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
                (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities.

        On December 31, 2007, First Century Bancorp. (“First Century”) completed a private placement of shares of its Series B Preferred Stock, no par value (the “Series B Preferred Stock”), for $10.00 per share. As a result, First Century sold 75,000 shares of Series B Preferred Stock for a total of $750,000. The investors also received a warrant to acquire one share of common stock for each share of Series B Preferred Stock purchased in the offering at an exercise price of $1.50 per share, which was the fair market value of the common stock on the date of the issuance of the warrants. The warrants have no expiration date. In addition, as a result of the issuance of these warrants with a $1.50 exercise price, the exercise price of a prior warrant to purchase 738,008 shares of First Century’s common stock was automatically adjusted from $2.71 per share to $1.50 per share. The warrants relating to this private placement also contain a similar provision for automatic adjustment of the exercise price for the shares if First Century issues a subsequent warrant with an exercise price less than $1.50 per share.

        The Series B Preferred Stock is cumulative preferred stock. The Series B Preferred Stock is generally non-voting and is not convertible into common stock of First Century. First Century has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any. Dividends will accrue on the Series B Preferred Stock at a rate per annum initially equal to the prime rate in effect on the date of issuance, adjusted semi-annually on the first day of January and the first day of July each year to be equal to the prime rate in effect on such date.

        There were no brokerage or underwriting commissions paid in the private placement. The stock was sold solely to accredited, sophisticated investors under the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Because each of the investors is also a director of First Century, this transaction was approved by the disinterested directors of First Century.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CENTURY BANCORP.

By: /s/ Sondra J. Perkins Name: Sondra J. Perkins Title: Controller

Dated:   January 3, 2008